UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 21, 2009
Date of Report (Date of earliest event reported)

URANERZ ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

NEVADA	001-32974	98-0365605
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

1701 East “E” Street
PO Box 50850
Casper, Wyoming, USA		85605
(Address of principal executive offices)		(Zip Code)

604-689-1659
Registrant's telephone number, including area code

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 7.01. Regulation FD Disclosure.

On January 21, 2009, Uranerz Energy Corporation filed the attached news release entitled “Uranerz Reports 2008 Drilling Summary on Powder River Basin Projects” announcing the end-of-year exploration drilling results on its 100% held properties and for the Arkose Mining Venture (“Arkose”). Total for the 2008 drilling season was 933 holes, including six core holes, at an average depth of 687 feet, and a total of 640,578 feet of drilling. Breakdown of the total drilling was 465 holes on Uranerz 100%-owned properties and 768 holes on the Arkose property.

The purpose of the 2008 Uranerz/Arkose drilling project was to find previously unknown or little-known uranium mineralization trends and to delineate known trends, which would provide data for permitting and eventual production operations in favorably identified areas. During 2008, approximately 19 miles of uranium roll front trends were investigated. Approximately 7 miles of the 19 miles of trends had favorable uranium mineralization. Uranium mineralization ranged from <0.01% eU3O8 to 2.65% eU3O8. .A cut-off grade of 0.03% eU3O8 was established for Uranerz and Arkose projects. Approximately 34.5% of the 933 holes drilled during 2008 met or exceeded the minimum cut-off grade. A summary of the best hole drilling results is available on the attached press release.

Item 9.01. Exhibits.

The following Exhibits relating to Item 7.01 are intended to be furnished to, not filed with, the SEC pursuant to Regulation FD.

(99.1)	Press Release dated January 21, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

URANERZ ENERGY CORPORATION

DATE: January 22, 2009	By:	/s/ “Dennis Higgs”
Dennis Higgs
Chairman